SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)


                               (Amendment No. 2) *




                        UNITED TENNESSEE BANKSHARES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   91307P 10 3
                                   -----------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     [   ]   Rule 13d-1(b)

     [ X ]   Rule 13d-1(c)

     [   ]   Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act(however, see the Notes).

                                Page 1 of 7 pages



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---------------------  ------------------------------------  -------------------
CUSIP NO. 91307P 10 3                 13G                    PAGE 2 OF 7 PAGES
---------------------  ------------------------------------  -------------------


---------- ---------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS:
           TRUST AGREEMENT I UNDER THE UNITED TENNESSEE BANKSHARES, INC. 1999 STOCK OPTION PLAN
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           62-1710108
---------- ---------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                              (a)  [   ]
                                                              (b)  [ X ]
---------- ---------------------------------------------------------------------
    3      SEC USE ONLY

---------- ---------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION
           STATE OF TENNESSEE

------------------------- ------ -----------------------------------------------
                            5    SOLE VOTING POWER                       0
                          ------ -----------------------------------------------
  NUMBER OF
   SHARES                   6    SHARED VOTING POWER               104,980
BENEFICIALLY
  OWNED BY                ------ -----------------------------------------------
    EACH
  REPORTING                 7    SOLE DISPOSITIVE POWER                  0
   PERSON
    WITH                  ------ -----------------------------------------------
                            8    SHARED DISPOSITIVE POWER          104,980

------------------------- ------ -----------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             104,980
---------- ---------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [  ]
---------- ---------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             8.0%
---------- ---------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON *
               OO
---------- ---------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------  ------------------------------------  -------------------
CUSIP NO. 91307P 10 3                 13G                    PAGE 3 OF 7 PAGES
---------------------  ------------------------------------  -------------------


---------- ---------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS:
           TOMMY C. BIBLE
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
---------- ---------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                              (a)  [   ]
                                                              (b)  [ X ]
---------- ---------------------------------------------------------------------
    3      SEC USE ONLY

---------- ---------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES OF AMERICA

------------------------- ------ -----------------------------------------------
                            5    SOLE VOTING POWER                  22,390
                          ------ -----------------------------------------------
  NUMBER OF
   SHARES                   6    SHARED VOTING POWER               105,590
BENEFICIALLY
  OWNED BY                ------ -----------------------------------------------
    EACH
  REPORTING                 7    SOLE DISPOSITIVE POWER             26,097
   PERSON
    WITH                  ------ -----------------------------------------------
                            8    SHARED DISPOSITIVE POWER          105,590


------------------------- ------ -----------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           131,687
---------- ---------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [  ]
---------- ---------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           10.0%
---------- ---------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON *
           IN
---------- ---------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------  ------------------------------------  -------------------
CUSIP NO. 91307P 10 3                 13G                    PAGE 4 OF 7 PAGES
---------------------  ------------------------------------  -------------------

---------- ---------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS:
           BEN W. HOOPER, III
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
---------- ---------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                              (a)  [   ]
                                                              (b)  [ X ]
---------- ---------------------------------------------------------------------
    3      SEC USE ONLY

---------- ---------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES OF AMERICA

------------------------- ------ -----------------------------------------------
                            5    SOLE VOTING POWER                   1,000
                          ------ -----------------------------------------------
  NUMBER OF
   SHARES                   6    SHARED VOTING POWER               105,380
BENEFICIALLY
  OWNED BY                ------ -----------------------------------------------
    EACH
  REPORTING                 7    SOLE DISPOSITIVE POWER              4,707
   PERSON
    WITH                  ------ -----------------------------------------------
                            8    SHARED DISPOSITIVE POWER          105,380

------------------------- ------ -----------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           110,087
---------- ---------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [  ]
---------- ---------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           8.4%
---------- ---------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON *
           IN
---------- ---------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             -------------------
                                                             PAGE 5 OF 7 PAGES
                                                             -------------------
                       Securities and Exchange Commission
                             Washington, D.C. 20549


ITEM 1(A) NAME OF ISSUER.

       United Tennessee Bankshares, Inc.

ITEM 1(B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

       344 W. Broadway
       Newport, Tennessee  37821

ITEM 2(A) NAME OF PERSON(S) FILING.

     Trust Agreement I under the United Tennessee Bankshares, Inc. 1999 Stock Option Plan (the "Trust"), and the following individuals who serve as its trustees: Tommy C. Bible and Ben W. Hooper, III.

ITEM 2(B) ADDRESS OF PRINCIPAL BUSINESS OFFICE.

     Same as Item 1(b).

ITEM 2(C) CITIZENSHIP.

     See Row 4 of the second part of the cover page provided for each reporting person.

ITEM 2(D) TITLE OF CLASS OF SECURITIES.

     Common Stock, no par value.

ITEM 2(E) CUSIP NUMBER.

     See the upper left corner of the second part of the cover page provided for each reporting person.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

       Not applicable.

                                                            -------------------
                                                             PAGE 6 OF 7 PAGES
                                                            -------------------
ITEM 4.   OWNERSHIP.

     (a) Amount Beneficially Owned: See Row 9 of the second part of the cover page provided for each reporting person.
     (b) Percent of Class: See Row 11 of the second part of the cover page provided for each reporting person.
     (c) See Rows 5, 6, 7, and 8 of the second part of the cover page provided for each reporting person.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

       Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

       Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

       Not applicable.

ITEM 10. CERTIFICATION.

     By signing below, each signatory in his individual capacity or in his capacity as a trustee of the Trust certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                             -------------------
                                                             PAGE 7 OF 7 PAGES
                                                             -------------------

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                          TRUST AGREEMENT I UNDER THE
                       UNITED TENNESSEE BANKSHARES, INC.
                             1999 STOCK OPTION PLAN

By Its Trustees:


    /s/ Tommy C. Bible                                   February 14, 2003
    -------------------------------------                -----------------------
    Tommy C. Bible, as Trustee                           Date

    /s/ Ben W. Hooper, III                               February 14, 2003
    -------------------------------------                -----------------------
    Ben W. Hooper, III, as Trustee                       Date



    SIGNATURES:



    /s/ Tommy C. Bible                                   February 14, 2003
    -------------------------------------                -----------------------
    Tommy C. Bible, as an Individual Shareholder         Date

    /s/ Ben W. Hooper, III                               February 14, 2003
    -------------------------------------                -----------------------
    Ben W. Hooper, III, as an Individual Shareholder     Date